Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of SuccessFactors, Inc., pertaining to the issuance of shares of common stock in connection with the Plateau Systems, Ltd. 2001 Stock Option Plan and the Plateau Systems, Ltd. 2011 Equity Incentive Plan of our report dated June 23, 2011, with respect to the consolidated financial statements of Plateau Systems, Ltd. for the years ended February 28, 2011, 2010 and 2009, included in the SuccessFactors, Inc. Current Report on Form 8-K dated June 30, 2011 to be filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

McLean, VA

June 29, 2011